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                                                                    Exhibit 23.1


                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Jefferies Group, Inc.

We consent to incorporation by reference in the Registration Statement (No. 333-107032) on Form S-3 of Jefferies Group, Inc. of our report dated January 20, 2003, relating to the consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Jefferies Group, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP

Los Angeles, California
August 21, 2003